PLACEMENT AGENCY AGREEMENT

 February 8, 2007

Randy Carpenter, President
Interstate Data USA, Inc.
2150 Carter Avenue
Ashland, KY 41101

Re: Private Placement of $2,100,000 Unit Offering

Dear Randy:

This Placement Agency Agreement (the “Agreement”) confirms the retention by Interstate Data USA, Inc., a Delaware corporation (the “Company”), of Newbridge Securities Corporation, a Virginia corporation (the “Placement Agent”), to act as the placement agent on a “best efforts” basis in connection with the private placement (the “Placement”) of Units (as defined below) of the Company on the terms set forth below. The Company acknowledges and agrees that the Agreement is not an agreement by the Placement Agent or any of its affiliates to underwrite or purchase any securities or otherwise provide any financing. Under no circumstances will the Placement Agent be obligated to purchase any Units (as defined below) for its own account, and in soliciting purchases of Units, the Placement Agent shall act solely as the Company’s agent and not as principal. Notwithstanding the foregoing, it is understood and agreed that the Placement Agent (or its affiliates) may, solely at its discretion and without any obligation to do so, purchase Units as principal.

1. PLACEMENT

(a) The securities of the Company which are the subject of the Placement shall consist of a maximum of Two Million One Hundred Thousand Dollars ($2,100,000) (the “Maximum Amount”) of units (the “Units”), at a price per Unit of Three Dollars ($3.00) (the “Unit Price”), with each Unit consisting of:

(i) One (1) share (collectively, the “Shares”) of the common stock of the Company, par value $0.001 per share (the “Common Stock”); and

(ii) One (1) callable warrant (collectively, the “Warrants”) to purchase, at any time prior to the third (3rd) anniversary following the date of issuance of the Warrant, one (1) share of Common Stock at a price equal to Four Dollars and Fifty Cents ($4.50) per share of Common Stock (the “Warrant Exercise Price”). The shares of Common Stock underlying the Warrants are referred to herein as the “Warrant Shares.” The Units, the Shares, the shares of Common Stock generally, the Warrants and the Warrant Shares are sometimes referred to collectively herein as the “Securities.” The Warrants may be called at any time by the Company if at least one of the following events occur (each, a “Call Event”) (i) the closing or last sale price, if the Common Stock is traded on an Exchange (as defined herein), or the average of the closing bid and ask prices, if the Company’s common stock is not traded on an Exchange, of the Common Stock is equal to or greater than the callable price of $13.50 for a period of twenty (20) consecutive trading days or (ii) (1) any company or individual acquires direct or indirect ownership or control of any voting shares of the Company if, after such acquisition, such company or individual will directly or indirectly own or control more than 50% of the voting shares of the Company; (2) any company or individual acquires a majority of the assets of the Company; or (3) any company merges or consolidates with the Company, which results in the members of the Company’s Board of Directors in office immediately prior to such transaction or event constituting less than a majority of such Board of Directors thereafter. At any time after a Call Event occurs, if the Company elects to exercise its rights hereunder, the Company will provide notice (“Notice”) to the holders of the Warrants. Each holder of Warrants must exercise, in whole or in part, the holder’s Warrants within thirty (30) days of receipt of the Notice (“Exercise Period”). If the Warrants are exercised, the holder must deliver to the Company at its principal offices a check or wire transfer payable to the order of the Company, in an amount equal to the product of the Warrant Exercise Price multiplied by the number of Warrants held (“Aggregate Warrant Exercise Price”). If the Warrants are not exercised on or before the expiration of the Exercise Period, then the Warrant will expire. Within five (5) days after the expiration of the Exercise Period, the Company shall remit to the Placement Agent a fee equal to eight percent (8%) multiplied by the Aggregate Warrant Exercise Price paid to the Company by each Warrant holder. "Exchange" shall mean any organization, association, or group of persons, whether incorporated or unincorporated, which constitutes, maintains, or provides a market place or facilities for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange as that term is generally understood, and includes the market place and the market facilities maintained by such exchange.

(b) The Placement Agent accepts its appointment as exclusive placement agent and shall use its best efforts to sell the Units, except as otherwise provided in Section 3(a) hereof. The Initial Closing is expected to occur on or before February 28, 2007, provided that, a minimum of $500,000 of Units has been sold, otherwise the Initial Closing shall occur within fifteen (15) calendar days after a minimum of $500,000 of Units has been sold (the “Initial Closing Date”), and there shall be subsequent closings of the Placement as contemplated hereby (each, a “Subsequent Closing” and together with the Initial Closing, each, a “Closing” and collectively, the “Closings”) each of which shall occur within fifteen (15) calendar days after an incremental $500,000 of Units has been sold, until the date on which the Maximum Amount is subscribed for by investors in the Placement (the “Investors”) and accepted by the Company (the “Final Closing Date”). Unless terminated earlier, the offering period for the Placement (the “Offering Period”) will expire on the earlier to occur of: (i) March 31, 2007 (the “Termination Date”), (ii) the date on which the Maximum Amount is subscribed for and accepted by the Company or (iii) the termination of the Placement or this Agreement. Upon the written consent of the Placement Agent and the Company, the Termination Date shall be automatically extended on a monthly basis without notice to Investors unless otherwise terminated in writing by either party pursuant to Section 5 herein.

(c) The Placement will be made pursuant to the Memorandum (as defined in Section 2 below). The Securities will not be registered under the Securities Act of 1933, as amended, or any applicable successor statute (the “Securities Act”), but will be issued in reliance on the private offering exemption available under Section 4(2) of the Securities Act and the Rules and Regulations (as defined below) promulgated thereunder, including Regulation D (“Regulation D”). The Placement Agent understands that all subscriptions for Units are subject to acceptance by the Company. The Company and the Placement Agent reserve the right in their reasonable discretion to accept or reject any or all subscriptions for Units in whole or in part, regardless whether any funds have been deposited into an escrow account. Any subscription monies received by the Placement Agent from Investors will be handled in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Placement Agent is subject to the Exchange Act, and as otherwise may be prescribed by the terms of the Memorandum. As used herein, the term “Rules and Regulations” means the applicable rules and regulations promulgated under the Securities Act and the Exchange Act.

(d) All subscription funds received shall be held by U.S. Bank N.A. (the “Escrow Agent”). The Placement Agent shall not have any independent obligation to verify the accuracy or completeness of any information contained in any Subscription Documents (as defined in Section 2 below) or the authenticity, sufficiency or validity of any check delivered by any prospective Investor in payment for the Units, nor shall the Placement Agent incur any liability with respect to any such verification or failure to verify. All subscription checks and funds shall be promptly and directly delivered without offset or deduction to the Escrow Agent.

2. OFFERING MEMORANDUM AND RELATED MATTERS

(a) The Company has prepared or will prepare a Confidential Private Placement Memorandum, relating to the Company and the Placement (such memorandum, together with the exhibits and attachments thereto or available thereunder and any amendments or supplements thereto prepared and furnished by the Company, being referred to herein as the “Memorandum”), which Memorandum, among other things, describes the Placement and certain investment risks relating thereto.

(b) The Company has been and will continue to be responsible for preparing and filing required documentation, if any, with the authorities in the United States or any state located therein (and subsequent to, if required by the laws of any such jurisdiction) in connection with the distribution of the Memorandum to prospective Investors (the parties acknowledging, however, that the Placement of the Units is intended and expected to be wholly or partially exempt from filing requirements in the United States by reason of an “accredited investor” exemption).

(c) The Placement Agent and its counsel and the Company and its counsel have or will jointly prepare a form of subscription agreement (the “Subscription Agreement”), a form of accredited investor questionnaire and an investment letter (collectively with the Subscription Agreement and any other stock purchase or other documents required in connection with the Placement, the “Subscription Documents”), which Subscription Documents shall contain such representations, warranties, conditions and covenants as are customary in private placements of corporate debt and equity securities with United States investors that qualify as accredited investors, as defined in Rule 501(a) of Regulation D under the Securities Act (“Accredited Investors”). The Placement Agent and its counsel have had or will have a sufficient opportunity, in their discretion, to review the final form of the Memorandum and Subscription Documents prior to the distribution thereof to prospective Investors, and the Memorandum and the Subscription Documents will be the only offering documents (other than cover letters which may be used by the Placement Agent, and any documents made available to Investors in accordance with the terms of the Memorandum) shown to prospective Investors. The Placement Agent shall advise the Company of those jurisdictions in which the Placement Agent is licensed as a broker-dealer and in which the Placement Agent desires to offer the Units and the Company and its counsel will thereafter advise the Placement Agent and its counsel in writing of those jurisdictions in which the Units may lawfully be offered and sold and the Placement Agent agrees that the Units will be offered or sold only in such jurisdictions and in the manner specified by the Company; provided, however, that the Placement Agent shall not be responsible for independently verifying such written advice with respect to the jurisdictions in which the Units may be offered and sold and with respect to the manner in which the Units may be offered and sold in such jurisdictions. Notwithstanding the foregoing, the Placement Agent shall determine whether it is licensed to offer and sell the Units in each jurisdiction in which it intends to do so.

(d) Units will be offered and sold in accordance with the requirements of Section 4(2) under the Securities Act and/or Regulation D only to Accredited Investors, purchasing for their own account for investment purposes only and not with a view to the distribution thereof. Furthermore, prospective Investors will have been provided the Memorandum and access to the management of the Company and afforded the opportunity to ask questions.

(e) The Company recognizes, agrees and confirms that the Placement Agent (or any selling agent permitted to be utilized by the Placement Agreement under Section 3(a) hereof): (i) will use and rely exclusively on the information contained in the Memorandum and the Subscription Documents in performing the services contemplated by this Agreement without having independently verified the same; (ii) is authorized, as the Company’s exclusive placement agent in connection with the Placement, to transmit to any prospective Investor a copy or copies of the Memorandum, the Subsciption Documents and any other documentation supplied to the Placement Agent for transmission to any prospective Investor by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of the Placement Agent’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of any information contained in the Memorandum and the Subsciption Documents or any such other information; (iv) will not make an appraisal of the Company or any assets of the Company or the securities being offered by the Company in the Placement; and (v) retains the right to continue to perform due diligence of the Company during the course of the Company’s engagement of the Placement Agent.

3. PLACEMENT AGENT

(a) The Company hereby engages the Placement Agent as its exclusive placement agent in the United States for the purpose of selling the Units for the account and risk of the Company, subject to termination as provided in this Agreement. This appointment shall be exclusive for a period of 180 days with respect to the Placement and otherwise as provided herein, and the Company shall not have the right to appoint additional sales agents in the United States without the Placement Agent’s express prior written consent. The Company hereby agrees that the Placement Agent shall have the right to utilize other selling broker-dealers, with the Company’s consent, which consent shall not be unreasonably withheld, in connection with the Placement of the Units on terms approved by the Placement Agent. Subject to the provisions of Section 5 hereof and to the performance by the Company of all of its obligations to be performed hereunder, the Placement Agent agrees to use its best efforts to assist in arranging for sales of Units. The Company recognizes that “best efforts” does not assure that the Placement will be consummated. It is understood and agreed that this Agreement does not create any partnership, joint venture or other similar relationship between or among the Placement Agent and the Company, and that the Placement Agent is acting only as a sales agent.

(b) For the services of the Placement Agent hereunder, the Company will pay or cause to be paid to the Placement Agent at any Closing by wire transfer of immediately available funds to an account or accounts designated by the Placement Agent the following fees:

(i) a managing placement agent cash fee equal to ten percent (10%) of the gross proceeds (prior to the payment of expenses) received by the Company in the Placement as a result of the Placement Agent’s sale of Units (to be paid simultaneously with each applicable Closing);

(ii) a cash commission fee, equal to two percent (2%) of the gross proceeds (prior to the payment of any fees or expenses to any party) received by the Company in the Placement as a result of the Placement Agent’s sale of Units (to be paid simultaneously with each applicable Closing); and

(iii) Three (3) year warrants (the “Placement Agent Warrants”) for the purchase of shares of Common Stock of the Company (the “Placement Agent Warrant Shares”) equal to fifteen percent (15%) of the Shares sold by the Company as a result of the Placement Agent’s introduction of Investors to the Company, which Placement Agent Warrants will have an exercise price of Four Dollars and Fifty Cents ($4.50).

(c) To the extent Units are sold as a result of the direct efforts of the Company, the Placement Agent shall receive

(i) a cash fee equal to two percent (2%) of the gross proceeds (prior to the payment of expenses) received by the Company as a result of the direct efforts of the Company; and

(ii) three (3) year warrants (collectively with the warrants referenced in Section 3(b)(iii), the “Placement Agent Warrants”) for the purchase of shares of Common Stock of the Company (collectively with the shares underlying the warrants referenced in Section 3(b)(iii), the “Placement Agent Warrant Shares”) equal to fifteen percent (15%) of the Shares sold by the Company as a result of the direct efforts of the Company, which Placement Agent Warrants will have an exercise price of Four Dollars and Fifty Cents ($4.50).

(d) Notwithstanding any termination of this Agreement pursuant to the terms hereof or otherwise, if on or before the one (1) year anniversary of the Final Closing Date, the Company enters into a commitment or letter of intent relating to any offering of debt or equity securities of the Company or any other financing with any financing source and their affiliates to whom the Company was introduced by the Placement Agent, the Company shall pay to the Placement Agent, at the closing of any such offering or financing, the fees described in, and in accordance with the terms and provisions of, Section 3(b)(i), (ii) and (iii) above. The Placement Agent will provide to the Company a list of all financing sources so introduced by the Placement Agent to the Company.

(e) In the event the Company terminates the Placement pursuant to Section 5 before the Initial Closing, then, provided that sufficient arrangements shall have been made by Placement Agent so that the Placement contemplated hereby is in a position to be consummated on reasonable terms, the Company shall pay to Placement Agent a “break-up” fee as compensation for services and as liquidated damages, in lieu of any and all other damages, and in addition to any advances paid pursuant to this Agreement, in the amount of twenty thousand dollars ($20,000.00).

(f) In the event that the Company determines that it will undertake an initial public offering of its Common Stock (“Public Offering”) within three (3) years from the date of this Agreeement, the Company agrees and acknowledges that the Company will appoint the Placement Agent as the lead managing underwriter of the Public Offering. The Placement Agent, in its sole discretion, shall accept or decline such appointment within 30 days of its receipt of notice from the Company regarding the Company's intent to pursue the Public Offering. The Placement Agent’s declination of the appointment shall not prevent the Placement Agent from acting as a co-manager in a syndicate in the Public Offering. In the event that the Placement Agent accepts such appointment, a separate engagement letter, which will require the execution of an underwriting agreement, in a form acceptable to the Placement Agent and its counsel, shall be executed. The provisons of this Section 3(f) shall survive the termination (for any reason) or expiration of this Agreement.

4. PAYMENT BY COMPANY OF EXPENSES

(a) The Company will pay for or promptly reimburse to the Placement Agent, as the case may be, and whether or not any Units are sold in connection with the Placement, all reasonable expenses of the Company and the Placement Agent relating to the Placement, including actual legal fees incurred by the Placement Agent plus out-of-pocket expenses incurred by counsel to the Placement Agent and all other reasonable out-of-pocket expenses of the Placement Agent relating to activities under this Agreement, including, without limitation: (i) the preparation, printing, reproduction, filing, distribution and mailing of the Memorandum and all other documents relating to the Placement, and any supplements or amendments thereto, including the fees and expenses of counsel to the Company, and the cost of all copies thereof; (ii) the public registration and listing of, or registration and qualification of the Units or the securing of an exemption therefrom under state of foreign “blue sky” or securities laws, including, without limitation, filing fees payable in the jurisdictions in which such registration or qualification or exemption therefrom is sought, the costs of preparing preliminary, supplemental and final “blue sky surveys” relating to the offer and sale of the Securities and the fees and disbursements of counsel to the Placement Agent in connection with such “blue sky” matters; (iii) the filing fees, if any, payable to the applicable securities regulatory authorities; (iv) all Escrow Agent fees; and (v) all road show expenses, travel, legal, and other related expenses. All expenses incurred by the Placement Agent shall be subject to prior approval by the Company, which approval shall not be unreasonably withheld or delayed, and shall be invoiced and due upon receipt. All unpaid expenses due the Placement Agent will be deducted from the proceeds of a Closing and are subject to applicable charges pursuant to Section 4(c).

(b) In addition to its obligations under Section 4(a) above, the Company agrees to pay the Placement Agent a non-accountable expense allowance, for which no accounting will be provided, equal to two percent (2%) of the gross proceeds raised in the Placement as a result of the Placement Agent’s introduction of Investors to the Company. Such allowance shall be paid to the Placement Agent by the Company concurrently with each Closing.

5. TERMINATION OF PLACEMENT

This Agreement may be terminated: (i) by the Placement Agent or the Company at any time upon thirty (30) days prior written notice or (ii) immediately by the Placement Agent upon giving written notice to the Company, but only in the event that if:

(a) in the reasonable opinion of the Placement Agent, the Memorandum contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements appearing therein not misleading in the light of the circumstances in which they were made, and the Company shall not have corrected such untrue statement or omission to the reasonable satisfaction of the Placement Agent and its counsel within ten (10) days after the Company receives notice of such untrue statement or omission, provided that notwithstanding such ten (10) day period, the Initial Closing or, as the case may be, any Subsequent Closing shall not occur hereunder until the Placement Agent shall notify the Company that it is satisfied, in its reasonable determination, that the Company has taken such steps (including circulating amended offering materials and afforded prospective Investors a reasonable opportunity to review such amendments) to allow the Closing to occur; or

(b) the Company shall be in material breach of any representation, warranty, agreement or covenant made by it in this Agreement, any Subscription Document or any other document relating to the Placement and, in the case of a covenant, the Company has not cured any such breach after the expiration of seven (7) days written notice by the Placement Agent; or

(c) (i) any calamitous domestic or international event or act or occurrence has taken place and, in the Placement Agent’s reasonable opinion, has or will materially disrupt general securities markets in the United States in the immediate future; or (ii) if trading on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market, or in the over-the-counter market shall have been suspended or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on the over-the-counter market by the National Association of Securities Dealers, Inc. (“NASD”) or by order of the Securities and Exchange Commission (“SEC”) or any other government authority having jurisdiction; or (iii) if the United States shall have become involved in a war, major hostilities or the like; or (iv) if a banking moratorium has been declared by a New York State or federal authority; or (v) if the Company shall have sustained a material loss, whether or not insured, by reason of fire, flood, accident or other calamity; or (vii) if there shall have been such material adverse change in the conditions or prospects of the Company; or (viii) if there shall have been such material adverse general market conditions as in the Placement Agent’s reasonable judgment would make it inadvisable to proceed with the Placement or the sale or delivery of the Units.

6. OFFERING PERIOD; CLOSINGS

Subject to the terms and conditions set forth in Sections 5 and 10 hereof, the Units will be offered during the Offering Period as described in Section 1(b) hereof. Any Closing shall be undertaken in a manner agreed to by the Company and the Placement Agent.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company represents and warrants to the Placement Agent, as of the date hereof, the Initial Closing Date and each Subsequent Closing Date, that:

(a) The Company has been validly formed and is legally existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted, and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized and in good standing could not reasonably be expected to have a material adverse effect on the business and financial condition of the Company, taken as a whole (a “Material Adverse Effect”). As of the date hereof, the Company does not have, directly or indirectly, any subsidiaries.

(b) The Company holds no ownership or other interest, nominal or beneficial, direct or indirect, in any corporation, partnership, joint venture or other business entity, except that the Company has an agreement to purchase 15% of the membership interests of MobileGates, LLC.

(c) The authorized capital stock of the Company consists of 100,000,000 shares of capital stock, of which 80,000,000 are classified as Common Stock, par value $0.001 per share and 20,000,000 are classified as Preferred Stock, no par value. As of the date hereof and as of the Initial Closing Date, there will be such number of outstanding shares of Common Stock and shares of Preferred Stock (and no other shares of capital stock of the Company are or will be issued and outstanding other than the Securities issued in the Placement) as set forth in the Memorandum, and all such shares of capital stock (including the Shares issued in the Placement) are, as the case may be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the Initial Closing Date, the Shares, the Warrant Shares and the Placement Agent Warrant Shares have been duly reserved, and when issued in accordance with the terms of this Agreement, the Warrants and the Placement Agent Warrants, as applicable, will be validly issued, fully paid and nonassessable and not subject to preemptive or any other similar rights and no personal liability will attach to the ownership thereof. The outstanding options, warrants and other convertible securities of the Company are as set forth on Schedule "A" hereto and in the Memorandum. The Company is not a party to an agreement, instrument or understanding which calls for, and no securities of the Company contains provisions relating to, the resetting or repricing of any debt or equity security instrument of the Company. The issuance of the Securities or the consummation of the Placement will not trigger any resetting or repricing of any debt or equity security instrument of the Company.

(d) Neither the Memorandum nor the Subscription Documents contain any untrue statement of a material fact, and the Memorandum will not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except that the Company shall have no liability for any information provided to the Company in writing by, and relating to, the Placement Agent, for use in and used in the Memorandum. It is understood that any summary in the Memorandum of a document which appears therein in full (either as signed or substantially in the form to be signed) does not constitute an untrue or misleading statement merely because it is a summary; provided, however, that any such summary may not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. If, at any time before the Placement is completed or terminated or before all subscriptions are accepted by the Company, there should be any change which would cause the Memorandum or the Subscription Documents not to comply with this Section 7(d), the Company will promptly advise the Placement Agent thereof and prepare and furnish the Placement Agent with, for distribution to Investors, after prior review and approval by the Placement Agent and its counsel (such approval not to be unreasonably withheld), such copies of such supplements or amendments to the Memorandum and the Subscription Documents as will cause the Memorandum and the Subscription Documents, as so supplemented or amended, to comply with this Section 7(d), and will authorize the Placement Agent to make to Investors, if: (i) deemed necessary by counsel to the Placement Agent and approved by the Placement Agent, or (ii) if deemed necessary by counsel to the Company, an offer of rescission.

(e) The Company is not in: (i) violation of its certificate or articles of incorporation, by-laws or other organizational documents, (ii) except as disclosed in the Memorandum, default under, and no event has occurred which, with notice or lapse of time or both, would constitute a default under or result in the creation or imposition of any lien, charge, mortgage, pledge, security interest, claim, equity, trust or other encumbrance, preferential arrangement, defect or restriction of any kind whatsoever (each, a “Lien”) upon any of its property or assets pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject or (iii) violation, to its Knowledge (as defined herein), in any respect of any law, rule, regulation, ordinance, directive, judgment, decree or order of any judicial, regulatory or other legal or governmental agency or body, foreign or domestic, except (in the case of clause (ii) above) for any Lien disclosed in the Memorandum and the exhibits thereto and except, in the cases of (ii) and (iii), where such defaults or violations do not, individually or in the aggregate, have a Material Adverse Effect. In this Agreement "Knowledge" shall mean the actual knowledge of any officer of the Company after due investigation made by that officer.

(f) The execution, delivery and performance of this Agreement, the Memorandum, the Subscription Documents, the Warrants, the Placement Agent Warrants and all other documents to be entered into by the Company in connection with any transaction described in the Memorandum or in connection with the Placement, and the consummation of the transactions contemplated hereby and thereby, have been or will be prior to such execution, delivery, performance or consummation, as the case may be, duly and validly authorized by the Company and do not and will not: (i) constitute, or result in, a breach or violation of any of the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of the Company, (ii) constitute, or result in, a material violation of any applicable statute, law, ordinance or regulation of any state, territory or other jurisdiction, or (iii) violate, constitute, or result in, a default under (or an event which with the passing of time or the giving of notice or both would constitute a default under) or breach of the terms, provisions or conditions of any material indenture, note, contract, commitment, instrument or document to which the Company is or will be a party or by which the Company, or any of its respective properties are bound, or any award, judgment, decree, rule or regulation of any court or governmental or regulatory agency or body having jurisdiction over the Company or its respective activities or properties except, in the cases of (ii) and (iii), where such defaults or violations do not, individually or in the aggregate, have a Material Adverse Effect.

(g) This Agreement, the Subscription Documents, the Warrants, the Placement Agent Warrants and all other documents to be entered into by the Company in connection with any transaction described in the Memorandum or in connection with the Placement have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except insofar as enforcement of the indemnification or contribution provisions hereof may be limited by applicable laws or principles of public policy and except further as to enforcement, to the availability of equitable remedies and limitations imposed by bankruptcy, insolvency, reorganization and other similar laws and related court decisions relating to or affecting creditors’ rights generally.

(h) The Company has never declared, paid or made any dividends or other distributions of any kind on or in respect of its capital stock.

(i) Except as disclosed in the Memorandum, since December 31, 2006, there has been no material adverse change (or any development involving a prospective material adverse change), whether or not arising from transactions in the ordinary course of business, in or affecting: (i) the business, condition (financial or otherwise), results of operations, shareholders’ equity, properties or prospects of the Company, taken as a whole; (ii) the long-term debt or capital stock of the Company; or (iii) the Placement or consummation of any of the other transactions contemplated by this Agreement. Since the date of the latest balance sheet presented in or attached to the Memorandum, the Company has not incurred or undertaken any liabilities or obligations, whether direct or indirect, liquidated or contingent, matured or unmatured, or entered into any transactions, including any acquisition or disposition of any business or asset, which are material to the Company taken as a whole, except for liabilities, obligations and transactions which are disclosed in the Memorandum and the exhibits thereto.

(j) The financial statements, including the notes thereto, and the supporting schedules included in the Memorandum present fairly, in all material respects and as of the dates indicated and for the periods specified the financial position and the cash flows and results of operations of the Company. Except as otherwise stated in the Memorandum, such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Memorandum present fairly the information required to be stated therein. The other financial and statistical information included in the Memorandum presents fairly the information included therein in all material respects.

(k) The accounting firm or firms which audited the financial statements of the Company as of, and for the periods ended, December 31, 2005 and 2004, and which is expected to audit the Company’s financial statements as of, and for the period ended December 31, 2006, are independent certified public accountants as required by the Securities Act, the Exchange Act and the Rules and Regulations.

(l) The statistical, industry-related and market-related data included in the Memorandum are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate, and such data agree with the sources from which they are derived.

(m) No consent, approval, authorization or order of any court or governmental or regulatory agency or body or any individual or entity is required on the part of the Company for the lawful consummation of the transactions contemplated hereby and thereby, except for such consents and approvals with respect to the offer and sale of the Units in certain jurisdictions which are identified to the Company by the Placement Agent or its counsel.

(n) The Company has all necessary consents, approvals, authorizations, orders, registrations, qualifications, licenses, filings and permits of, with and from all applicable judicial, regulatory and other legal or governmental agencies and bodies and all third parties, foreign and domestic (collectively, the “Consents”), to own, lease and operate their respective properties and conduct their respective businesses as are now being conducted and as disclosed in the Memorandum, except where the failure to have any such Consent would not have a Material Adverse Effect. Each such Consent is valid and in full force and effect, and the Company has not received written notice of any investigation or proceedings which results in or, if decided adversely to the Company, could reasonably be expected to result in, the revocation of, or imposition of a materially burdensome restriction on, any Consent.

(o) To its Knowledge, the Company is in compliance with all applicable laws, rules, regulations, ordinances, directives, judgments, decrees and orders, foreign and domestic, except where the failure to so comply does or would not have a Material Adverse Effect.

(p) Neither the Company nor any of its directors, officers, employees, agents or representatives (“Company Representatives”) has taken or will take any action which has caused or may cause the Placement not to qualify for exemption from the registration requirements of the Securities Act or of United States federal, state or other securities or other laws. In connection with the Placement, neither the Company nor the Company Representatives shall offer or cause to be offered the Units by any form of general solicitation or general advertising as defined in Rule 502(c) of Regulation D. The Company and the Company Representatives have not taken and shall not take any action (except for actions contemplated by the Memorandum) that would cause the Placement to be integrated with other transactions under Rule 502(a) of Regulation D. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates or Company Representatives has, prior to the date hereof, made any offer or sale of any securities which could be “integrated” for purposes of the Securities Act or the Rules and Regulations with the offer and sale of the Securities pursuant to the Memorandum.

(q) Except as disclosed in the Memorandum, and except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the business, operations or financial results of the Company (either individually or in the aggregate), including a potential dispute relating to a Consulting Contract between the Company and Service Merchants Corp., dated April 3, 2006, there are no claims, actions, suits, investigations or proceedings before or by any arbitrator, court, governmental authority or instrumentality pending or threatened against or affecting the Company or involving the properties of the Company which might affect the business, properties or financial condition of the Company or which might affect the transactions or other acts contemplated by this Agreement or the validity or enforceability of this Agreement;

(r) The Company will not offer the Units for sale hereunder on the basis of any communications or documents relating to the Placement Agent or the Units except the Memorandum and the exhibits thereto and documents described or referred to therein, including the Subscription Documents.

(s) To its Knowledge, the Company has neither violated nor is currently in violation of any provisions of: (a) any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute promulgated by any federal, state, county, local or other governmental or regulatory agencies, authorities (including self- regulatory authorities), instrumentalities, commissions, boards or bodies relating in any way to protection or regulation of public health, human health, or the environment, including, but not limited to, ambient air, indoor air, surface water, ground water, other waters, land surface, subsurface strata, or occupational safety and health, the emission, discharge, disposal, spill, release, or threatened release of any hazardous material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any hazardous material; (b) Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, (e) the Foreign Corrupt Practices Act, or (f) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and the rules and regulations promulgated under any such law, or any successor law, except for such violations which, singly or in the aggregate, would not have a Material Adverse Effect.

(t) So long as the Common Stock and the Warrants (including the Common Stock receivable upon the exercise thereof) are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, or is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2b under the Exchange Act, provide to each holder of Common Stock and to each prospective purchaser (as designated by such holder) of Common Stock upon the request of such holder or prospective holder, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

(u) The Company is not and, at all times up to and including consummation of the transactions contemplated by this Agreement, and after giving effect to application of the net proceeds of the Placement, will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), and is not and will not be an entity “controlled” by an “investment company” within the meaning of the 1940 Act. The Company will: (i) utilize the proceeds of the Placement in accordance with the “Use of Proceeds” section of the Memorandum and (ii) initially utilize the proceeds of the Placement and all other funds of the Company in such a manner so as to cause the Company not to be subject to the 1940 Act, and will thereafter use its best efforts to avoid the Company’s becoming subject to the 1940 Act.

(v) Except as disclosed in the Memorandum, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Placement Agent for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement or, to the Company’s Knowledge, any arrangements, agreements, understandings, payments or issuance with respect to the Company or any of its officers, directors, shareholders, partners, employees, or affiliates that may affect the Placement Agent’s compensation.

(w) No relationship, direct or indirect, exists between or among any of the Company or any Affiliate of the Company, on the one hand, and any director, officer, stockholder, customer or supplier of the Company or any Affiliate of the Company, on the other hand, which is required by the Securities Act, the Exchange Act or the Rules and Regulations to be described in the Memorandum which is not so described. There are no outstanding loans (except for mortgage loans made in the ordinary course of business), advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members, except as disclosed in the Memorandum.

(x) The Company owns or leases all such properties as are necessary to the conduct of its business as presently operated. The Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it, in each case free and clear of all Liens except such as are described in the Memorandum or such as do not (individually or in the aggregate) materially interfere with the use made or proposed to be made of such property by the Company. Any real property and buildings held under lease or sublease by the Company are held by it under valid and enforceable leases with such exceptions as are not material to, and do not interfere with, the use made and proposed to be made of such property and buildings by the Company. The Company has not received any written notice (or, to the Company’s Knowledge, any other notice) of any claim adverse to its ownership of any real or personal property or of any claim against the continued possession of any real property, whether owned or held under lease or sublease by the Company.

(y) The Company: (i) owns or possesses all rights to use, option and/or license, as the case may be, all patents, patent applications, provisional patents, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, formulae, mask works, customer lists, internet domain names, know-how and other intellectual property (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures, “Intellectual Property”) necessary for the conduct of their respective businesses as being conducted and as described in the Memorandum and (ii) does not believe that the conduct of their respective businesses does or will conflict with, and have not received any notice of any claim of conflict with, any such right of others, which conflict would have a Material Adverse Effect. To the best of the Company’s Knowledge, all Intellectual Property developed by and belonging to the Company (including, without limitation, that which is developed by consultants to the Company) which has not been patented has been kept confidential so as, among other things, all such information may be deemed proprietary to the Company. To the Company’s Knowledge, there is no infringement by third parties of any Intellectual Property. There are no pending or, to the Company’s Knowledge, threatened actions, suits, proceedings or claims by others challenging the Company’s rights in or to any Intellectual Property, and to the Company's Knowledge there are no facts which would form a reasonable basis for any such claim. There is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any Intellectual Property rights of others, in each case which would be reasonably likely to have a Material Adverse Effect, and the Company is unaware of any other fact which would form a reasonable basis for any such claim.

(z) The Company maintains insurance in such amounts and covering such risks as are customary for similarly-sized private companies engaged in similar businesses in similar industries, all of which insurance is in full force and effect. There are no material claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Company reasonably believes that it will be able to renew its existing insurance as and when such coverage expires or will be able to obtain replacement insurance adequate for the conduct of its business.

(aa) The Company has prepared and timely filed all federal, state, foreign and other tax returns that are required to be filed by it and has paid or made provision for the payment of, except such as may be contested in good faith, all taxes, assessments, governmental or other similar charges, including without limitation, all sales and use taxes and all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties, with respect to the periods covered by such tax returns (whether or not such amounts are shown as due on any tax return). No deficiency assessment with respect to a proposed adjustment of the Company’s federal, state, local or foreign taxes is pending or, to the Company’s knowledge, threatened which, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect. The accruals and reserves on the books and records of the Company in respect of tax liabilities for any taxable period not finally determined are adequate in all material respects to meet any assessments and related liabilities for any such period and, since the date of the Company’s most recent audited financial statements, the Company has not incurred any liability for taxes other than in the ordinary course of its business. There is no tax Lien, whether imposed by any federal, state, foreign or other taxing authority, outstanding against the assets, properties or business of the Company.

(bb) No labor disturbance by the employees of the Company currently exists or, to the Company’s Knowledge, is likely to occur.

(cc) No “prohibited transaction” (as defined in either Section 406 of the ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)), “accumulated funding deficiency” (as defined in Section 302 of ERISA) or other event of the kind described in Section 4043(b) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred with respect to any employee benefit plan for which the Company would have any liability; each employee benefit plan of the Company is in compliance in all material respects with applicable law, including (without limitation) ERISA and the Code; the Company has not incurred and does not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from any “pension plan”; and each employee benefit plan of the Company that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which could cause the loss of such qualification.

(dd) In addition to the foregoing, to the extent not set forth herein, the Placement Agent may rely on the representations and warranties made by the Company in the Subscription Agreement provided by the Company and used in connection with the Placement.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLACEMENT AGENT

The Placement Agent hereby represents and warrants to, and covenants with, the Company that:

(a) This Agreement has been duly authorized, executed and delivered by the Placement Agent and constitutes the legal, valid and binding obligation of the Placement Agent, enforceable against it in accordance with its terms, except insofar as enforcement of the indemnification or contribution provisions hereof may be limited by applicable laws or principles of public policy and subject, as to enforcement, to the availability of equitable remedies and limitations imposed by bankruptcy, insolvency, reorganization and other similar laws and related court decisions relating to or affecting creditors’ rights generally.

(b) The Placement Agent will cooperate with the Company to ensure that the offering and sale of the Units will comply with the requirements of the Securities Act, including, without limitation, the general conditions contained in Regulation D and the federal securities laws, and will follow the reasonable advice of the Company with respect to the manner in which to offer and sell the Units so as to ensure that the offering and sale thereof will comply with the securities laws of any jurisdiction in which Securities are offered by the Placement Agent, and the Placement Agent will not make an offer of Securities in any jurisdiction in which the Company advises it in writing that such offer would be unlawful for the Placement Agent to offer or sell securities.

(c) The Placement Agent is: (i) a registered broker-dealer under the Exchange Act; (ii) a member in good standing of the NASD; and (iii) registered as a broker-dealer in each jurisdiction in which it is required to be registered as such in order to offer and sell the Units in such jurisdiction. The compensation to the Placement Agent provided for in this Agreement complies with the rules of the NASD in all respects.

(d) The Placement Agent has not and will not make an offer of Units (or of any securities, the offering of which may be integrated with the Placement) on the basis of any communications or documents relating to the Company or the Units except the Memorandum and the exhibits thereto and documents described or referred to therein (including the Subscription Documents), and the cover letters referred to in Section 2 hereof. Without limiting the generality of the foregoing, the Placement Agent has not and will not make any representation as to any rate of return on investment that an offeree may obtain from the ownership of Common Stock or Warrants other than as set forth in the Memorandum. The Placement Agent will deliver a copy of the Memorandum to each prospective Investor solicited by it prior to such offeree’s execution of the Subscription Documents or, in the case of amendments or supplements to the Memorandum (other than those amendments and supplements approved in writing by the Company but designated in writing as not subject to this requirement), prior to such offeree’s execution of an acknowledgment of receipt of such amendment or supplement and reconfirmation of intent to subscribe.

(e) The Placement Agent will obtain from each investor purchasing Securities in the Placement duly executed Subscription Documents, in the forms provided to the Placement Agent by the Company with the approval of the Placement Agent and its counsel.

(f) The Placement Agent will use its best efforts to promptly notify the Company of the jurisdictions in which the Securities will be offered pursuant to this Agreement prior to such offers and will periodically notify the Company of the status of the offering conducted pursuant to this Agreement. Such notices will be provided to the Company so as to enable the Company to timely comply with its filing obligations under applicable federal and state laws, including blue sky laws which the Placement Agency acknowledges may require filings prior to any offers or sales of the Securities.

(g) The Placement Agent has delivered or caused to be delivered (or will so deliver prior to the applicable closing date) to each prospective Investor the Memorandum.

(h) The Placement Agent will not deliver the Memorandum or Subscription Documents to any person it does not reasonably believe to be an Accredited Investor or to any person in a state where it does not reasonably believe that the Placement will qualify under applicable state "Blue Sky" laws.

(i) The Placement Agent shall use all commercially reasonable efforts to determine whether any prospective purchaser is an Accredited Investor and that any information furnished by a prospective purchaser is accurate.

9. ADDITIONAL COVENANTS AND AGREEMENTS OF THE COMPANY

The Company covenants to and agrees with the Placement Agent that it shall:

(a) Notify the Placement Agent as soon as practicable, and confirm such notice promptly in writing: (i) when any event shall have occurred during the period commencing on the date hereof and ending on the later of the Final Closing Date as a result of which the Memorandum would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) of the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification or registration of the Securities or of an exemption from such registration or qualification in any jurisdiction. The Company will use its reasonable best efforts to prevent the issuance of any such modification, rescission, withdrawal or suspension and, if any such modification, rescission, withdrawal or suspension is issued, to obtain the lifting thereof as promptly as possible.

(b) Not supplement or amend the Memorandum unless the Placement Agent and its counsel shall have approved of such supplement or amendment in writing, such approval not to be unreasonably withheld, delayed or conditioned. If, at any time during the period commencing on the date hereof and ending on the Final Closing Date, any event shall have occurred as a result of which the Memorandum contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or if, in the opinion of counsel to the Company or counsel to the Placement Agent, it is necessary at any time to supplement or amend the Memorandum to comply with the Securities Act, Regulation D or any applicable securities or “blue sky” laws, the Company will promptly prepare an appropriate supplement or amendment (in form and substance reasonably satisfactory to the Placement Agent and its counsel) which will correct such statement or omission or which will effect such compliance.

(c) Deliver without charge to the Placement Agent such number of copies of the Memorandum and any supplement or amendment thereto as may reasonably be requested by the Placement Agent.

(d) Not, directly or indirectly, in connection with the Placement or as otherwise agreed to in this Agreement, solicit any offer to buy from, or offer to sell to, any person or entity any Securities or other securities of the Company except through the Placement Agent.

(e) Not solicit any offer to buy or offer to sell Securities by any form of general solicitation or advertising, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over the Internet, television or radio or at any seminar or meeting whose attendees have been invited by any general solicitation or advertising.

(f) At all times during the period commencing on the date hereof and ending on the date of the Final Closing Date, provide to each prospective Investor or his purchaser representative, if any, on reasonable request, such information (in addition to that contained in the Memorandum) concerning the Placement, the Company, the Securities and any other relevant matters as it possesses or can acquire without unreasonable effort or expense and extend to each prospective Investor or his purchaser representative, if any, the opportunity to ask questions of, and receive answers from the Company concerning the terms and conditions of the Placement and the business of the Company and to obtain any other additional information, to the extent it possesses the same or can acquire it without unreasonable effort or expense, as such prospective Investor or purchaser representative may consider necessary in making an informed investment decision or in order to verify the accuracy of the information furnished to such prospective Investor or purchaser representative, as the case may be.

(g) Notify the Placement Agent promptly of the acceptance or rejection of any subscription.

(h) File five (5) copies of a Notice of Sales of Securities on Form D with the SEC no later than 15 days after the first sale of the Securities, if required by law. The Company shall file promptly such amendments to such Notices on Form D as shall become necessary and shall also comply with any filing requirement imposed by the laws of any state, province or jurisdiction in which offers and sales are made, including all appropriate “blue sky” filings. The Company shall furnish the Placement Agent with copies of all filings made hereunder.

(i) Place the following legend on all certificates representing the Shares and the Warrants:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE COMPANY, IS AVAILABLE.”

(j) Not, directly or indirectly, engage in any act or activity which may jeopardize the status of the offering and sale of the Units as exempt transactions under the Securities Act or under the securities or “blue sky” laws of any jurisdiction in which the Placement may be made.

(k) Apply the net proceeds from the sale of the Units for the purposes set forth under the caption “Use of Proceeds” in the Memorandum in the manner indicated thereunder.

(l) Not, during the period commencing on the date hereof and ending on the Final Closing Date, issue any press release or other communication or hold any press conference with respect to the Company, its financial condition, results of operations, business properties, assets, liabilities or future prospects of the Placement, without the prior written consent of the Placement Agent, which consent will not be unreasonably withheld or delayed.

(m) Not, prior to the completion of the Placement, bid for, purchase, attempt to induce others to purchase, or sell, directly or indirectly, any shares of Common Stock or any other securities in violation of the provisions of Regulation M under the Exchange Act.

(n) In addition to the foregoing, to the extent not set forth herein, the Placement Agent may rely on the covenants made by the Company in the Subscription Documents used in connection with the Placement.

10. CONDITIONS OF THE PLACEMENT AGENT’S OBLIGATIONS

The obligations of the Placement Agent pursuant to this Agreement shall be subject, in its discretion, to the continuing accuracy of the representations and warranties of the Company contained herein and in each certificate and document contemplated under this Agreement to be delivered to the Placement Agent or otherwise at any closing (including, without limitation, all Subscription Documents and the Memorandum), as of the date hereof and as of the Initial Closing Date or the date of any closing subsequent to the Initial Closing Date, to the performance by the Company of its obligations hereunder, and to the following conditions:

(a) At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received certificates for the Shares sold to the Investors in the Placement, duly executed and made out in the name of such Investors for the amount of Shares purchased.

(b) At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received warrant certificates for the Warrants sold to the Investors in the Placement, duly executed and made out in the name of such Investors for the amount of Warrant Shares which may be received upon the exercise thereof.

(c) At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received warrant certificates for the Placement Agent Warrants, duly executed and made out in the name of the Placement Agent for the amount of Placement Agent Warrant Shares which may be received upon the exercise thereof

(d) At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received the applicable fees payable to the Placement Agent as described in Section 3 hereof.

(e) At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received the favorable opinion of Blank Rome, LLP, as counsel for the Company, in the form and substance customary for transactions such as the placement and reasonably satisfactory to the Placement Agent.

(f) At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received the favorable opinion of intellectual property counsel for the Company with respect to the intellectual property rights of the Company and other related matters as the Placement Agent may require.

(g) At each Closing, the Placement Agent shall have received a certificate of the Chief Executive Officer of the Company, dated, as applicable, as of the date of such Closing: (i) to the effect that, as of the date of this Agreement and as of the applicable date, the representations and warranties of the Company contained herein were and are accurate, and that, as of the applicable date, the obligations to be performed by the Company hereunder on or prior thereto have been fully performed, and (ii) with respect to the incumbency of the officers of the Company executing the documentation delivered at such Closing.

(h) At each Closing, the Placement Agent shall have received a certificate of the Secretary of the Company, dated, as applicable, as of the date of such Closing, certifying to the charter, by-laws, good standing in their respective states of incorporation and board resolutions relating to the Placement of, as applicable, the Company.

(i) All proceedings taken in connection with the issuance, sale and delivery of the Securities shall be reasonably satisfactory in form and substance to the Placement Agent and its counsel.

(j) On or prior to or following the Initial Closing Date or the date of any Subsequent Closing, as the case may be, the Placement Agent shall have been furnished with: (i) such information, documents and certificates as it may reasonably require for the purpose of enabling it to review the matters referred to in this Section 10 and in order to evidence the accuracy, completeness or satisfaction of any of the representations, warranties, covenants, agreements or conditions herein contained, and (ii) such other closing documentation as may be required in order to affect the applicable Closing or as the Placement Agent may otherwise reasonably request.

(k) Any certificate or other document signed by any officer of the Company and delivered to the Placement Agent and its counsel as required hereunder shall be deemed a representation and warranty by the Company hereunder as to the statements made therein. If any condition to the Placement Agent’s obligations hereunder have not been fulfilled as and when required to be so fulfilled, the Placement Agent may terminate this Agreement or, if the Placement Agent so elects, in writing waive any such conditions which have not been fulfilled or extend the time for their fulfillment. In the event that Placement Agent elects to terminate this Agreement, Placement Agent shall notify the Company of such election in writing. Upon such termination, neither party shall have any further liability nor obligation to the other except as provided in Section 11 hereof.

(l) If there is more than one Closing, then at each such Closing there shall be delivered to the Placement Agent updated opinions, certificates or other information described in this Section 10.

11. INDEMNIFICATION

(a) The Company agrees to indemnify and hold harmless the Placement Agent, each person who controls the Placement Agent within the meaning of the Securities Act, Section 20(a) of the Exchange Act or any applicable statute, and each partner, director, officer, employee, agent and representative of the Placement Agent and its representatives from and against any loss, damage, expense, liability or claim whatsoever, or actions or proceedings in respect thereof (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending against any litigation commenced, collectively “Damages”) which any such person or entity may incur or which may be made or brought against any such person arising out of or based upon, in whole or in part: (i) any breach or alleged breach of any of the agreements, representations or warranties of the Company contained in or contemplated by this Agreement or the Subscription Documents, including, without limitation, those arising out of or based on any alleged untrue statement of a material fact or omission to state a material fact required to be stated in the Memorandum or the Subscription Documents or necessary in order to make the statements appearing therein not misleading in the light of the circumstances in which they were made, (ii) any untrue statement or alleged untrue statement of material fact contained in any information or documents executed in favor of or furnished or made available to the Placement Agent by the Company, (iii) any omission or alleged omission to state in any information or documents executed in favor of or furnished or made available to the Placement Agent by the Company a material fact necessary to make the statements therein not misleading, (iv) any violation of any federal or state securities laws attributable to the Placement, (v) any violation of law by the Company or any affiliate thereof, or any director, officer, employee, agent or representative of any of them, related to or arising out of the Placement, and (vi) the services provided by the Placement Agent pursuant to the terms of this Agreement; except, with respect to subsection (vi), to the extent that any Damages are determined by a final unappealable order of a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of the Placement Agent, provided, however, that if the Company has indemnified the Placement Agent pursuant to Section 11(a)(vi) and such judicial determination has been made, then the Placement Agent shall promptly remit to the Company any amounts relating to such judicial determination and which were provided pursuant to the Section 11(a)(vi). This indemnity agreement by, and the agreements, warranties and representations of, the Company shall survive the offer, sale and delivery of the Units and the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified hereunder, and termination of this Agreement and acceptance of any payment for the Units hereunder.

(b) The Placement Agent agrees to indemnify and hold harmless the Company and its affiliates, any person who controls any of them within the meaning of the Securities Act, Section 20(a) of the Exchange Act or any applicable statute, and each officer, director, employee, agent and representative of the Company or any of its affiliates from and against any Damages which any such person or entity may incur or which may be made or brought against any such person, but only to the extent the same arises out of or is based upon: any untrue statement of a material fact in any information provided to the Company in writing by the Placement Agent, expressly for use in and used in the Memorandum. This indemnity agreement by, and the agreements, warranties and representations of, the Placement Agent shall survive the offer, sale and delivery of the Units and shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified hereunder, and termination of this Agreement and acceptance of any payment for the Units hereunder.

(c) If any action is brought against a party (the “Indemnified Party”) in respect of which indemnity may be sought against one or more other parties (the “Indemnifying Party” or “Indemnifying Parties”), the Indemnified Party shall promptly notify the Indemnifying Party or Parties in writing of the institution of such action; provided, however, the failure to give such notice shall not release the Indemnifying Party or Parties from its or their obligation to indemnify the Indemnified Party hereunder except to the extent the Indemnifying Party actually incurs damage by reason of such failure and shall not release the Indemnifying Party or Parties from any other obligations or liabilities to the Indemnified Party in any event. The Indemnifying Party or Parties may at its or their own expense elect to assume the defense of such action, including the employment of counsel reasonably acceptable to the Indemnified Party; provided, however, that no Indemnifying or Indemnified Party shall consent to the entry of any judgment or enter into any settlement by which the other party is to be bound without the prior written consent of such other party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party or Parties assume a defense hereunder, the Indemnified Party shall be entitled to retain its own counsel in connection therewith and, except as provided below, shall bear the fees and expenses of any such counsel, and counsel to the Indemnified Party or Parties shall cooperate with such counsel to the Indemnifying Party in connection with such proceeding. If an Indemnified Party reasonably determines that there are or may be differing or additional defenses available to the Indemnified Party which are not available to the Indemnifying Party, or that there is or may be a conflict between the respective positions of the Indemnifying Party and of the Indemnified Party in conducting the defense of any action, then the Indemnifying Party shall bear the reasonable fees and expenses of any counsel retained by the Indemnified Party in connection with such proceeding. All references to the Indemnified Party contained in this Section 11(c) include, and extend to and protect with equal effect, any persons who may control the Indemnified Party within the meaning of the Securities Act, Section 20(a) of the Exchange Act or any applicable statute, any successor to the Indemnified Party and each of its partners, officers, directors, employees, agents and representatives. The indemnity agreements set forth in this Section 11 shall be in addition to any other obligations or liabilities of the Indemnifying Party or Parties hereunder or at common law or otherwise. Notwithstanding anything herein to the contrary, in no event shall the Placement Agent be obligated to indemnify any person or entity in an amount in excess of the gross consideration received by the Placement Agent for services rendered hereunder.

(d) If recovery is not available under the foregoing indemnification provisions of this Section 11, for any reason other than as specified therein, the party entitled to indemnification by the terms thereof shall be entitled to contribution to losses, damages, liabilities and expenses of the nature contemplated by such indemnification provisions. In determining the amount of such contribution, there shall be considered the relative benefits received by the Company on the one hand, and the Placement Agent on the other hand from the Placement, the parties’ relative Knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, the relative culpability of the parties, the relative benefits received by the parties and any other equitable considerations appropriate under the circumstances. No party shall be liable for contribution with respect to any action or claim settled without its consent.

(e) The relative benefits received by the Company, on the one hand, and the Placement Agent, on the other hand, in connection with the Placement pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the Placement pursuant to this Agreement (before deducting expenses) received by the Company and the total cash remuneration received by the Placement Agent bear to the aggregate offering price of the Securities.

(f) Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 11, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 11 or otherwise. For purposes of this Section 11, each person, if any, who controls a party to this Agreement within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as that party to this Placement Agreement.

(g) The Company and the Placement Agent agree that it would not be just and equitable if contribution pursuant to this Section 11(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 11(d). The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 11(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

(h) Notwithstanding the provisions of this Section 11(d), the Placement Agent shall not be required to contribute any amount in excess of the amount by which its commissions received pursuant to Section 3(b) hereof exceeds the amount of any Damages which the Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(i) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(j) In any claim for indemnification for United States Federal or state securities law violations, the party seeking indemnification shall place before the court the position of: (i) the SEC and (ii) if applicable, any state securities commissioner or agency having jurisdiction with respect to the issue of indemnification for securities law violations.

12. NO THIRD PARTY RIGHTS

The agreements set forth in this Agreement have been made and are made solely for the benefit of the Company, the Placement Agent, and the respective affiliates, heirs, personal representatives and permitted successors and assigns thereof, and except as expressly provided herein nothing expressed or mentioned herein is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any representation, warranty or agreement herein contained. The term “successors and assigns” as used herein shall not include any purchaser of any Units merely because of such purchase.

13. FORCE MAJEURE

Neither party will be liable to the other by reason of any failure in performances of this Agreement if the failure arises out of the unavailability of third party communication facilities or energy sources or acts of God, acts of governmental authority, fires, strikes, delays in transportation, riots or war, or any cause beyond the reasonable control of such party.

14. NOTICES

All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

Placement Agent:
With a copy to:
Newbridge Securities Corporation	Gunster, Yoakley & Stewart P.A.
5200 Town Center Circle, Suite 201	500 East Broward Blvd., Suite 1400
Boca Raton, FL 33486	Fort Lauderdale, FL 33394
Attn: Carlo W. Corzine	Attn: Robert C. White, Esq.
Tel: (561) 395-1220	Tel: (954) 468-1360
Fax: (561) 417-0224	Fax: (954) 888-2037

Company:
With a copy to:
Interstate Data USA, Inc.	Blank Rome, LLP
2150 Carter Avenue	1200 N. Federal Highway, Suite 417
Ashland, Kentucky 41101	Boca Raton, FL 33432
Attn: Randy Carpenter, President	Attn: Rebecca G. DiStefano
Tel: (606) 324-0048	Tel: (561) 417-8100
Fax: (713) 961-3845	Fax: (561) 417-8101

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

15. BINDING EFFECT

All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns, whether so expressed or not.

16. ASSIGNMENTS

No party shall assign his or its rights or obligations under this Agreement without the prior written consent of each party to this Agreement, which consent can be withheld in the sole discretion of any party.

17. GOVERNING LAW

This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.

18. JURISDICTION AND VENUE

The parties acknowledge that a substantial portion of the negotiations and anticipated performance of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

19. ENFORCEMENT COSTS

If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

20. AMENDMENTS

The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by all parties to this Agreement and making specific reference to this Agreement.

21. SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

22. SECTION HEADINGS; DEFINED TERMS

Numbered and titled section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

23. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

24. ENTIRE AGREEMENT

This Agreement and all exhibits and schedules attached to this Agreement, if any, represent the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any), whether oral or written, made by and between such parties.

Please confirm that the foregoing correctly sets forth your understanding of our agreement and return one executed copy of this Agreement to our office at 5200 Town Center Circle, Suite 201, Boca Raton, Florida 33486. This Placement Agency Agreement is executed and shall be effective as of the date set forth above.

Very truly yours,

NEWBRIDGE SECURITIES CORPORATION

By:	/s/ D. Aguililla
Name: Douglas K. Aguililla
Title: Director of Investment Banking

Accepted and agreed to this ______day of____________, 2007, Ashland, Kentucky.

INTERSTATE DATA USA, INC.

By:	/s/ Randy Carpenter
Randy Carpenter, President